Exhibit 99.1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and	Denise Powell
Chief Financial Officer or	510.703.9491
Markus J. Cappel, Ph.D.	denise@redhousecomms.com
Chief Business Officer
650.210.2900	Investors:
investor@chemocentryx.com	Kimberly Minarovich
Burns McClellan
212.213.0006
kminarovich@burnsmc.com

ChemoCentryx Reports First Quarter 2015 Financial Results and

Provides Corporate Update

— Accelerated enrollment in CCX168 European Phase II CLEAR trial in patients with AAV projects top-line results by the end of 2015 —

— CCX140 diabetic nephropathy results selected as a “late breaking” oral presentation at the 52nd ERA-EDTA Congress on May 29, 2015 —

— Conference Call Today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., May 6, 2015 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company focused on autoimmune diseases, inflammatory disorders and cancer, today reported financial results for the first quarter ended March 31, 2015 and provided an update on the Company’s corporate and clinical development activities.

“I am very pleased with the continued progress of both of our lead drug candidates, CCX140 and CCX168, inhibitors of the chemokine and chemoattractant receptors known as CCR2 and C5aR, respectively,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “The accelerated enrollment in the CCX168 CLEAR trial in patients with ANCA associated vasculitis may enable us to achieve another important milestone of announcing top-line data from this trial by year-end. I also look forward to the first presentation of our positive Phase II CCX140 diabetic nephropathy results at the internationally recognized ERA-EDTA meeting in London later this month.”

Recent Developments

CCR2 Program – CCX140 targets the chemokine receptor known as CCR2 and is being developed as an orally administered therapy for the treatment of diabetic nephropathy, or diabetic kidney disease. Additionally, the Company’s second orally administered CCR2 inhibitor, CCX872, is now in clinical development for the treatment of non-resectable pancreatic cancer.

•	The CCX140 Phase II clinical trial results in patients with diabetic nephropathy have been selected as a late breaking oral presentation at the 52nd ERA-EDTA Congress in London, United Kingdom.

•	The Company commenced patient enrollment in a Phase Ib clinical trial of CCX872 in patients with non-resectable pancreatic cancer. This trial will evaluate whether CCR2 plays a role in enabling the myeloid suppressor cell response to pancreatic cancer, and determine if adding the CCR2 inhibitor, CCX872, to the standard of care can promote a more effective anti-tumor response in these patients.

•	The Company presented CCX872 pharmacodynamic data from a Phase I trial in healthy volunteers at the American Association for Cancer Research (AACR) meeting. Blood monocytes from CCX872 treated, but not placebo treated subjects, were impaired in their ability to bind to or internalize exogenously added CCL2 (the natural ligand for CCR2), indicating that CCX872 blocked CCR2 in the treated subjects. Additionally, using the Company’s proprietary analytical program, an analysis of data from the Tumor Cancer Genome Atlas, a genomic database that has profiled and analyzed large numbers of human tumors, revealed high levels of CCL2 expression in pancreatic tumors, and co-expression of CCR2 in the tumor micro environment; thus supporting the hypothesis that blocking CCR2 may be important to treating pancreatic cancer.

C5aR Program - CCX168 targets the chemoattractant receptor known as C5aR (which binds to the complement fragment C5a). The Company has successfully completed and reported positive clinical data with CCX168 from the first two steps of a three-step Phase II clinical trial, named the CLEAR trial, in patients with anti-neutrophil cytoplasmic antibody, or ANCA, associated vasculitis, or AAV, a disease which can lead to renal and pulmonary failure. The Company also has an ongoing Phase II trial in AAV in North America called the CLASSIC trial. C5aR is also believed to play a role in other renal diseases, such as atypical hemolytic uremic syndrome (aHUS) and IgA nephropathy.

•	Enrollment in the CCX168 European Phase II CLEAR trial in patients with AAV has progressed ahead of plan and the Company now expects to complete enrollment in the trial in the middle of the year, earlier than previously projected. Top line results now projected by the end of the year.

•	Enrollment of patients in the CCX168 North American Phase II CLASSIC trial in patients with AAV continues to progress well.

•	The Company’s data supporting the anti-thrombogenic potential effect of CCX168 in serum from patients with aHUS was selected for a poster presentation at the 52nd ERA-EDTA Congress in London, United Kingdom.

Anticipated 2015 Milestones

CCR2 Program

•	CCX140: Prepare for End of Phase II Meeting with Regulatory Agencies

–	Present study results from the CCX140 Phase II trial in patients with diabetic nephropathy at upcoming medical meetings; the initial presentation will be on Friday, May 29, 2015 at 11:45am GMT at the 52nd ERA-EDTA Congress in London, United Kingdom

–	Present additional study results from the CCX140 Phase II trial in diabetic nephropathy at subsequent medical meetings during the year and in potential peer-reviewed publications

–	Prepare for an End-of-Phase II meeting with the FDA in the second half of 2015

•	CCX872: Announce initial data from the Phase Ib CCX872 clinical trial in patients with non-resectable pancreatic cancer in the second half of 2015

C5aR Program

•	CCX168: Complete Enrollment of Phase II CLEAR Trial and Initiate Multiple Phase IIa Clinical Trials

–	Complete enrollment in the CCX168 European Phase II CLEAR trial in patients with AAV by mid-year and report top-line data by the end of 2015;

–	Continue enrollment in the CCX168 North American Phase II CLASSIC trial in patients with AAV;

–	Continue enrollment in the CCX168 Phase IIa clinical trial in patients with IgA nephropathy;

–	Present data supporting anti-thrombogenic potential effect of CCX168 in serum from patients with aHUS on Saturday, May 30, 2015 at the 52nd ERA-EDTA Congress in London, United Kingdom; and

–	Initiate a CCX168 Phase IIa proof-of-concept study in patients with aHUS and report initial results by the end of 2015.

First Quarter 2015 Financial Results

Research and development expenses were $8.4 million for the three months ended March 31, 2015 compared to $8.2 million reported for the same period in 2014. The increase in research and development expenses from 2014 to 2015 was primarily attributable to higher expenses associated with CCX168, due to continued patient enrollment in the CLEAR Phase II clinical trial in Europe and CLASSIC Phase II clinical trial in North America for the treatment of AAV. Further, the preparation for and initiation of a Phase Ib clinical trial with CCX872, the Company’s second CCR2 inhibitor, in patients with non-resectable pancreatic cancer at the end of 2014 also contributed to the increase. These increases were partially offset by lower expenses associated with CCX140, due to the completion of the Company’s Phase II clinical trial in patients with diabetic nephropathy in the fourth quarter of 2014.

General and administrative expenses were $3.7 million for the three months ended March 31, 2015 compared to $3.5 million for the comparable period in 2014. This increase was primarily due to higher employment related expenses, including stock based compensation expense for stock option grants and restricted stock unit awards, and increased professional service and travel expenses relating to the Company’s business development efforts.

Net loss was $12.0 million for the first quarter ended March 31, 2015 compared to $11.5 million in the same period in 2014.

Total shares outstanding at March 31, 2015 were approximately 43.7 million shares.

Cash, cash equivalents and investments totaled $104.8 million at March 31, 2015.

Conference Call and Webcast

The Company will host a conference call and webcast today, May 6, 2015 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 32381646. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX140, a CCR2 inhibitor, successfully completed a Phase II clinical trial where it was shown to be safe and well tolerated while demonstrating statistically significant improvements in kidney function in patients with diabetic nephropathy. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing both reduction and elimination of high-dose corticosteroids, part of standard of care for AAV patients, without compromising efficacy or safety during a 12-week treatment period. CCX872, a second CCR2 inhibitor, successfully completed Phase I development and is in development for the treatment of non-resectable pancreatic cancer. Vercirnon (also known as Traficet-EN or CCX282) is a specific CCR9 inhibitor for the treatment of inflammatory bowel disease. Other clinical programs include CCX507, a next generation CCR9 inhibitor, which has successfully completed Phase I development and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated milestones in 2015. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2014 which is available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	8,420	8,149
General and administrative	3,689	3,523

Total operating expenses	12,109	11,672
Loss from operations	(12,109)	(11,672)
Interest income	103	146
Interest expense	—	(11)

Net loss	$(12,006)	$(11,537)

Basic and diluted net loss per share	$(0.28)	$(0.27)

Shares used to compute basic and diluted net loss per share	43,502	43,107

	March 31, 2015	December 31, 2014
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$104,769	$114,620
Working capital	68,307	66,139
Total assets	107,336	116,981
Accumulated deficit	(231,797)	(219,791)
Total stockholders’ equity	99,409	108,606